Exhibit 8.1

[PROSKAUER ROSE LLP LETTERHEAD]

TAX OPINION AND CONSENT OF PROSKAUER ROSE LLP

January 14, 2005
Board of Directors of
Henry Schein, Inc.
135 Duryea Road
Melville, New York 17747

Ladies and Gentlemen:

You have requested our tax opinion in connection with the filing by Henry Schein, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) relating to the registration of an aggregate principal amount of $240,000,000 of 3.00% Convertible Contingent Senior Notes due 2034 of the Company (the “Notes”) and 2,589,552 shares of common stock, par value $0.01 per share, of the Company issuable in certain circumstances upon conversion of the Notes (the “Conversion Shares”) to be offered and sold by certain selling securityholders listed in the Registration Statement (the “Selling Securityholders”).

We have participated in the preparation of the Registration Statement, and have examined such records, documents and other instruments as we have deemed relevant, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to the original of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

This opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder (including proposed and temporary regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history, as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect. Our opinion is not binding on the Internal Revenue Service or on the courts and, therefore, provides no guarantee or certainty as to results. In addition, our opinion is based on certain factual representations and assumptions described herein. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinion could affect the conclusions expressed below.

Based on the foregoing, and in reliance thereon, we are of the opinion that the statements made in the Offering Memorandum under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters set forth therein in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in the prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Proskauer Rose LLP